EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
UICI:
We consent to the use of our reports dated March 14, 2005, with respect to the consolidated balance sheets of UICI and subsidiaries (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2004, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of, internal control over financial reporting as of December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
Our report dated March 14, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effective operation of internal control over financial reporting as of December 31, 2004, contains an explanatory paragraph that states that management excluded from its assessment of internal control over financial reporting the HealthMarket acquisition representing total assets of $54.2 million and revenues of $14.6 million included in the consolidated financial statements of UICI and subsidiaries as of and for the year ended December 31, 2004.

/s/ KPMG LLP

KPMG LLP

Dallas, Texas
February 24, 2006